Exhibit 99.1
KIMBALL INTERNATIONAL, INC. REPORTS THIRD QUARTER FISCAL YEAR 2012 RESULTS
JASPER, IN (May 3, 2012) - Kimball International, Inc. (NASDAQ: KBALB) today reported net sales of $284.4 million and net income of $2.5 million, or $0.07 per Class B diluted share, for the third quarter of fiscal year 2012 which ended March 31, 2012.  Net income for the fiscal year 2012 third quarter included $0.5 million of after-tax restructuring expense, or $0.01 per Class B diluted share.
Consolidated Overview

Financial Highlights (Amounts in Thousands, Except Per Share Data)	Three Months Ended
	March 31, 2012	March 31, 2011	Percent Change
Net Sales	$284,414	$314,466	(10%)
Gross Profit	$50,639	$50,691	0%
Gross Profit %	17.8%	16.1%
Selling and Administrative Expenses	$47,650	$46,869	2%
Selling and Administrative Expense %	16.8%	14.9%
Restructuring Expense	$895	$68	1,216%
Operating Income	$2,094	$3,754	(44%)
Operating Income %	0.7%	1.2%
Adjusted Operating Income *	$2,989	$3,822	(22%)
Adjusted Operating Income % *	1.0%	1.2%
Net Income	$2,506	$3,306	(24%)
Adjusted Net Income *	$3,045	$3,346	(9%)
Earnings Per Class B Diluted Share	$0.07	$0.09	(22%)
Adjusted Earnings Per Class B Diluted Share *	$0.08	$0.09	(11%)

*Items indicated represent Non-GAAP measurements. See "Reconciliation of Non-GAAP Financial Measures" below.

•
Consolidated net sales in the third quarter of fiscal year 2012 declined 10% from the prior year third quarter as a 7% increase in net sales in the Furniture segment was more than offset by a 19% decline in net sales in the Electronic Manufacturing Services (EMS) segment. The decline in net sales in the EMS segment resulted from the previously announced expiration of a contract with one large medical customer (Bayer AG) late in fiscal year 2011 which accounted for a $45.7 million reduction in net sales in the current year third quarter compared to the third quarter of the prior year. Excluding sales to this customer, current year third quarter consolidated net sales increased 6% compared to the prior year.

•
Third quarter gross profit as a percent of net sales improved 1.7 percentage points from the prior year third quarter due to a shift in sales mix towards the Furniture segment which carries a higher gross profit percentage than the EMS segment and improved margins in the EMS segment.

•
Consolidated third quarter selling and administrative expenses increased 2% compared to the prior year as benefits realized from restructuring activities in the EMS segment were more than offset by increased selling and administrative costs in the Furniture segment and by an unfavorable impact of the normal revaluation to fair value of the Company's Supplemental Employee Retirement Plan (SERP) liability. The SERP liability revaluation has an exact offsetting impact in Other Income/Expense where the SERP investment revaluation is recorded resulting in no impact to the Company's consolidated net income.

•	Restructuring expense in the third quarter of fiscal year 2012 of $0.9 million was related to wrap-up activities associated with the facility consolidation plans within the EMS segment.

•
Other Income for the third quarter of fiscal year 2012 was $1.2 million compared to $0.9 million in the prior year third quarter, as the favorable impact of the SERP investment revaluation discussed above was partially offset by unfavorable net foreign currency exchange movement in the EMS segment.

•	Operating cash flow for the third quarter of fiscal year 2012 was a cash inflow of $28.8 million compared to an operating cash inflow of $13.4 million in the third quarter of the prior year.

•
The Company's cash and cash equivalents increased to $54.5 million at March 31, 2012, compared to $51.4 million at June 30, 2011. The Company had no short-term borrowings outstanding at March 31, 2012 or June 30, 2011. Long-term debt including current maturities remains at $0.3 million.

James C. Thyen, Chief Executive Officer and President, stated, "We saw solid earnings performance from our EMS segment during the third quarter, despite the 19% reduction in sales. Excluding non-operating items, this is the best quarterly net income performance from the EMS segment since the second quarter of fiscal year 2005. We are seeing the benefits from our focused margin-improvement initiatives and from our past restructuring activities favorably impacting the bottom line."

Mr. Thyen continued, "After a strong performance in the second quarter, our Furniture segment ended with a loss for the third quarter, partially resulting from the normal seasonal slowdown in the office furniture industry. New orders in this segment slowed during the third quarter, although we did see a pick-up late in the quarter. While leading order activities such as customer visits and project quotes remain strong, we believe our fourth quarter will continue to be challenging in this segment."

Electronic Manufacturing Services Segment

Financial Highlights (Amounts in Thousands)	Three Months Ended
	March 31, 2012	March 31, 2011	Percent Change
Net Sales	$160,959	$198,985	(19%)
Operating Income	$5,009	$4,505	11%
Operating Income %	3.1%	2.3%
Adjusted Operating Income *	$5,869	$4,539	29%
Adjusted Operating Income % *	3.6%	2.3%
Net Income	$3,303	$3,151	5%
Adjusted Net Income *	$3,822	$3,170	21%

*Items indicated represent Non-GAAP measurements. See "Reconciliation of Non-GAAP Financial Measures" below.

•
Fiscal year 2012 third quarter net sales in the EMS segment decreased 19% compared to the third quarter of the prior year as decreased net sales to customers in the medical, industrial, and public safety industries more than offset an increase in net sales to customers in the automotive industry as the U.S. automotive market remains healthy. As discussed above, the decline in net sales to the medical industry resulted from the previously announced expiration of a contract with one large customer late in fiscal year 2011 which accounted for a $45.7 million reduction in net sales in the current year third quarter compared to the third quarter of the prior year. Excluding sales to this customer, current year third quarter net sales in the EMS segment increased 5% compared to the prior year.

•
Gross profit as a percent of net sales in the EMS segment for the third quarter of fiscal year 2012 improved 1.9 percentage points when compared to the third quarter of the prior year primarily related to a sales mix shift to higher margin product and benefits realized related to restructuring activities in which two facilities were closed during the second quarter of fiscal year 2012.

•
Selling and administrative costs in this segment declined 13% in the fiscal year 2012 third quarter when compared to the prior year on the benefits realized from the restructuring activities. As a percent of net sales, selling and administrative costs increased 0.5 percentage points due to the lower sales volumes.

Furniture Segment

Financial Highlights (Amounts in Thousands)	Three Months Ended
	March 31, 2012	March 31, 2011	Percent Change
Net Sales	$123,455	$115,481	7%
Operating Income (Loss)	$(1,183)	$208	(669%)
Operating Income (Loss) %	(1.0%)	0.2%
Net Loss	$(842)	$(12)	(6,917%)

•	Fiscal year 2012 third quarter net sales of furniture products increased 7% compared to the prior year on increased net sales of hospitality furniture.

•
Gross profit as a percent of net sales declined 1.5 percentage points in the Furniture segment in the third quarter of fiscal year 2012 when compared to the prior year. Third quarter earnings were unfavorably impacted by excess operating capacity at select locations; a shift in sales mix; higher commodity, freight and fuel costs; and increased costs for supplier-related issues. On the favorable side, third quarter earnings in this segment benefited from recent price increases, lower discounting, and the recovery of previously paid import duties related to a retroactive change in the tariff rate.

•
Selling and administrative costs in the Furniture segment for the third quarter of fiscal year 2012 increased 5% when compared to the prior year on higher labor and employee benefit costs and higher incentive compensation costs. As a percent of net sales, fiscal year 2012 third quarter selling and administrative expenses improved 0.4 percentage points compared to the prior year on the leverage from the increase in revenue.

Non-GAAP Financial Measures
This press release contains non-GAAP financial measures. A non-GAAP financial measure is a numerical measure of a company's financial performance that excludes or includes amounts so as to be different than the most directly comparable measure calculated and presented in accordance with Generally Accepted Accounting Principles (GAAP) in the United States in the statement of income, balance sheet or statement of cash flows of the Company. The non-GAAP financial measures on a consolidated basis used within this release include 1) net sales excluding sales to Bayer AG, 2) operating income excluding restructuring charges, 3) net income excluding restructuring charges, and 4) earnings per Class B diluted share excluding restructuring charges. The non-GAAP financial measures on a segment basis used within this release include 1) net sales excluding sales to Bayer AG, 2) operating income excluding restructuring charges and 3) net income excluding restructuring charges. Reconciliations of the reported GAAP numbers to these non-GAAP financial measures are included in the Financial Highlights table below. Management believes it is useful for investors to understand how its core operations performed without the effects of the costs incurred in executing its restructuring plans. Excluding the restructuring charges allows investors to meaningfully trend, analyze, and benchmark the performance of the Company's core operations. Many of the Company's internal performance measures that management uses to make certain operating decisions exclude these charges to enable meaningful trending of core operating metrics.

Forward-Looking Statements
Certain statements contained within this release are considered forward-looking under the Private Securities Litigation Reform Act of 1995 and are subject to risks and uncertainties including, but not limited to, the global economic conditions, significant volume reductions from key contract customers, significant reduction in customer order patterns, loss of key customers or suppliers within specific industries, financial stability of key customers and suppliers, availability or cost of raw materials, increased competitive pricing pressures reflecting excess industry capacities, and successful execution of restructuring plans. Additional cautionary statements regarding other risk factors that could have an effect on the future performance of the Company are contained in the Company's Form 10-K filing for the fiscal year ended June 30, 2011 and other filings with the Securities and Exchange Commission.

Conference Call / Webcast

Date:	May 3, 2012
Time:	11:00 AM Eastern Time
Dial-In #:	866-831-6291 (International Calls - 617-213-8860)
Pass Code:	Kimball

A webcast of the live conference call may be accessed by visiting Kimball's Investor Relations website at www.ir.kimball.com.
For those unable to participate in the live webcast, the call will be archived at www.ir.kimball.com within two hours of the conclusion of the live call and will remain there for approximately 90 days. A telephone replay of the conference call will be available within two hours after the conclusion of the live event through May 17, 2012.

Replay Dial-In #:	888-286-8010 (International Calls - 617-801-6888)
Replay Pass Code:	55840674

About Kimball International, Inc.
Recognized with a reputation for excellence, Kimball International, Inc. is committed to a high performance culture that values personal and organizational commitment to quality, reliability, value, speed and ethical behavior. Kimball employees know they are part of a corporate culture that builds success for Customers while enabling employees to share in the Company's success through personal, professional and financial growth.
Kimball International, Inc. provides a variety of products from its two business segments: the Electronic Manufacturing Services segment and the Furniture segment. The Electronic Manufacturing Services segment provides engineering and manufacturing services which utilize common production and support capabilities to a variety of industries globally. The Furniture segment provides furniture for the office and hospitality industries sold under the Company's family of brand names.
For more information about Kimball International, Inc., visit the Company's website on the Internet at www.kimball.com.
"We Build Success"

Financial highlights for the third quarter ended March 31, 2012 are as follows:

Condensed Consolidated Statements of Income
(Unaudited)	Three Months Ended
(Amounts in Thousands, except per share data)	March 31, 2012		March 31, 2011
Net Sales	$284,414	100.0%	$314,466	100.0%
Cost of Sales	233,775	82.2%	263,775	83.9%
Gross Profit	50,639	17.8%	50,691	16.1%
Selling and Administrative Expenses	47,650	16.8%	46,869	14.9%
Restructuring Expense	895	0.3%	68	0.0%
Operating Income	2,094	0.7%	3,754	1.2%
Other Income, net	1,168	0.4%	901	0.3%
Income Before Taxes on Income	3,262	1.1%	4,655	1.5%
Provision for Income Taxes	756	0.2%	1,349	0.4%
Net Income	$2,506	0.9%	$3,306	1.1%
Earnings Per Share of Common Stock:
Basic Earnings Per Share:
Class A	$0.06		$0.08
Class B	$0.07		$0.09
Diluted Earnings Per Share:
Class A	$0.06		$0.08
Class B	$0.07		$0.09

Average Number of Shares Outstanding
Class A and B Common Stock:
Basic	37,899		37,746
Diluted	38,005		37,845

(Unaudited)	Nine Months Ended
(Amounts in Thousands, except per share data)	March 31, 2012		March 31, 2011
Net Sales	$851,953	100.0%	$919,774	100.0%
Cost of Sales	700,024	82.2%	772,360	84.0%
Gross Profit	151,929	17.8%	147,414	16.0%
Selling and Administrative Expenses	142,215	16.7%	143,206	15.5%
Restructuring Expense	2,488	0.3%	553	0.1%
Operating Income	7,226	0.8%	3,655	0.4%
Other Income, net	1,408	0.2%	1,888	0.2%
Income Before Taxes on Income	8,634	1.0%	5,543	0.6%
Provision for Income Taxes	3,077	0.3%	905	0.1%
Net Income	$5,557	0.7%	$4,638	0.5%
Earnings Per Share of Common Stock:
Basic Earnings Per Share:
Class A	$0.14		$0.11
Class B	$0.15		$0.13
Diluted Earnings Per Share:
Class A	$0.14		$0.11
Class B	$0.15		$0.13

Average Number of Shares Outstanding
Class A and B Common Stock:
Basic	37,875		37,718
Diluted	38,024		37,856

Condensed Consolidated Statements of Cash Flows	Nine Months Ended
(Unaudited)	March 31,
(Amounts in Thousands)	2012	2011
Net Cash Flow provided by (used for) Operating Activities	$29,999	$(7,564)
Net Cash Flow used for Investing Activities	(19,785)	(22,128)
Net Cash Flow (used for) provided by Financing Activities	(5,826)	115
Effect of Exchange Rate Change on Cash and Cash Equivalents	(1,330)	5,487
Net Increase (Decrease) in Cash and Cash Equivalents	3,058	(24,090)
Cash and Cash Equivalents at Beginning of Period	51,409	65,342
Cash and Cash Equivalents at End of Period	$54,467	$41,252

	(Unaudited)
Condensed Consolidated Balance Sheets	March 31, 2012	June 30, 2011
(Amounts in Thousands)
ASSETS
Cash and cash equivalents	$54,467	$51,409
Receivables, net	143,858	149,753
Inventories	127,016	141,097
Prepaid expenses and other current assets	46,840	50,215
Assets held for sale	2,281	2,807
Property and Equipment, net	190,570	196,682
Goodwill	2,542	2,644
Other Intangible Assets, net	6,871	7,625
Other Assets	22,303	24,080
Total Assets	$596,748	$626,312

LIABILITIES AND SHARE OWNERS' EQUITY
Current maturities of long-term debt	$14	$12
Accounts payable	140,248	149,107
Dividends payable	1,843	1,835
Accrued expenses	48,491	66,316
Long-term debt, less current maturities	273	286
Other	21,130	21,357
Share Owners' Equity	384,749	387,399
Total Liabilities and Share Owners' Equity	$596,748	$626,312

Supplementary Information
Components of Other Income, net	Three Months Ended		Nine Months Ended
(Unaudited)	March 31,		March 31,
(Amounts in Thousands)	2012	2011	2012	2011
Interest Income	$121	$196	$341	$587
Interest Expense	(7)	(40)	(23)	(110)
Foreign Currency/Derivative Gain (Loss)	(283)	100	828	(1,271)
Gain on Supplemental Employee Retirement Plan Investment	1,370	690	495	2,966
Other Non-Operating Expense	(33)	(45)	(233)	(284)
Other Income, net	$1,168	$901	$1,408	$1,888

Reconciliation of Non-GAAP Financial Measures
(Unaudited)
(Amounts in Thousands, except per share data)

Net Sales excluding Sales to Bayer AG
	Three Months Ended
Kimball International, Inc.	March 31,		Variance
	2012	2011	$	%
Net Sales, as reported	$284,414	$314,466	$(30,052)	(10%)
Net Sales to Bayer AG	669	46,380	(45,711)	(99%)
Net Sales excluding Sales to Bayer AG	$283,745	$268,086	$15,659	6%

Electronic Manufacturing Services Segment

Net Sales, as reported	$160,959	$198,985	$(38,026)	(19%)
Net Sales to Bayer AG	669	46,380	(45,711)	(99%)
Net Sales excluding Sales to Bayer AG	$160,290	$152,605	$7,685	5%

Operating Income excluding Restructuring Charges
	Three Months Ended
Kimball International, Inc.	March 31,
	2012	2011
Operating Income, as reported	$2,094	$3,754
Pre-tax Restructuring Charges	895	68
Adjusted Operating Income	$2,989	$3,822

Electronic Manufacturing Services Segment

Operating Income, as reported	$5,009	$4,505
Pre-tax Restructuring Charges	860	34
Adjusted Operating Income	$5,869	$4,539

Net Income excluding Restructuring Charges
	Three Months Ended
Kimball International, Inc.	March 31,
	2012	2011
Net Income, as reported	$2,506	$3,306
After-tax Restructuring Charges	539	40
Adjusted Net Income	$3,045	$3,346

Electronic Manufacturing Services Segment

Net Income, as reported	$3,303	$3,151
After-tax Restructuring Charges	519	19
Adjusted Net Income	$3,822	$3,170

Earnings Per Class B Diluted Share excluding Restructuring	Three Months Ended
Charges	March 31,
	2012	2011
Earnings per Class B Diluted Share, as reported	$0.07	$0.09
Impact of Restructuring Charges per Class B Diluted Share	0.01	0.00
Adjusted Earnings Per Class B Diluted Share	$0.08	$0.09